Exhibit 10.2

CONTRIBUTION AGREEMENT

THIS CONTRIBUTION AGREEMENT (this “Agreement”) is made as of this 21st day of December, 2005 by and between LTX CORPORATION, a Massachusetts corporation (“LTX”) and CFRI/DOHERTY UNIVERSITY AVENUE, L.L.C., a Delaware limited liability company (“CFRI”).

W I T N E S S E T H

Reference is made to that certain Third Amendment to Lease and Restatement of Lease dated April 29, 1982, as amended by a Fourth Amendment to Lease dated as of September 1, 1999 (as amended, the “Westwood Lease”) by and between CFRI/Doherty 50 Rosemont Road, LLC (“Westwood Landlord”), successor in interest to Francis J. Perry, Jr. and William J. Walker, as Trustees of Rosemont Trust (the “Trust”), as landlord, and LTX, as tenant, for premises located at 50 Rosemont Road, Westwood, Massachusetts. The Westwood Lease amended and restated in its entirety a lease originally executed November 26, 1980 by and between Westwood Landlord’s predecessors and LTX (the “1980 Lease”). Notice of the 1980 Lease was recorded with the Norfolk County Registry of Deeds in Book 5856, Page 228. Notice of the Westwood Lease was provided by a Second Amendment to Notice of Lease recorded with the Registry in Book 5996, Page 564.

Reference is also made to that certain Net Lease dated as of the date hereof (the “Norwood Lease”) by and between CFRI, as Landlord, and LTX, as Tenant, for premises located at 825 University Avenue, Norwood, Massachusetts.

WHEREAS, CFRI and Westwood Landlord are affiliates; and

WHEREAS, LTX has agreed to assign to CFRI its interest under the Westwood Lease conditioned upon the occurrence of Term Commencement Date of the Norwood Lease, as more particularly described in that certain Assignment of Lease by and among LTX, CFRI and Westwood Landlord dated as of the date hereof (the “Assignment”); and

WHEREAS, CFRI has agreed to compensate LTX for certain rental payments due under the Norwood Lease during the time period, if any, between the “Contribution Start Date” (hereafter defined) and the “Contribution Stop Date” (hereafter defined), on the terms and conditions contained herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

1. If the Term Commencement Date under the Norwood Lease has not occurred by the Contribution Start Date, commencing on the Contribution Start Date and ending on the Contribution Stop Date, CFRI shall pay to LTX, on the first day of each month, and pro-rated for any partial month, the amount which is the difference between (x) the “Fixed Rent” and “Additional Rent” (as defined in the Westwood Lease) payable by LTX each month under the Westwood Lease and (y) the “Annual Fixed Rent” and “Additional Rent” (as defined in the

Norwood Lease) that would have been payable by LTX each month under the Norwood Lease had the Term Commencement Date occurred (and assuming for these purposes that the Norwood Premises were fully occupied) (the “Rent Contribution”). If CFRI fails to pay the amount due pursuant to the preceding sentence on the date due, such amount shall bear interest from the date due until paid at a rate of Wall Street Journal prime rate plus four (4%) percent per annum (the “Interest Rate”). If CFRI pays such amount for any period of time (such as a calendar month) and the Contribution Stop Date occurs during such period of time, LTX shall promptly refund to CFRI the portion of such payment attributable to the period from and after the Contribution Stop Date through the end of the period for which payment has been made to LTX, and its failure to do so, if it continues for more than five (5) days after written notice, shall constitute a “Default” under (and as defined in) the Norwood Lease, and such amounts shall bear interest at the Interest Rate. For purposes hereof “Contribution Start Date” shall mean July 1, 2006, provided that if a “Tenant Delay” as defined in the Norwood Lease or a “Force Majeure Event” (as defined below), occurs at any time during the term of this Agreement so as to delay the Term Commencement Date under the Norwood Lease, there shall be a day for day delay in the Contribution Start Date equivalent to the resulting delay in the occurrence of the Term Commencement Date under the Norwood Lease, provided that, in the event of such a Force Majeure Event, the Contribution Start Date shall not be delayed as a result of a Force Majeure Event for more than sixty (60) days. For purposes of this Agreement, “Force Majeure Event” shall mean delays caused by Acts of God, war, civil commotion, fire, flood or other casualty, unusually severe weather conditions or other causes beyond Landlord’s reasonable control, but expressly excluding labor difficulties, shortage of labor, materials or equipment, or government regulations.

2. In no event shall CFRI be responsible for any amounts payable under the Westwood Lease attributable to any period prior to the Contribution Start Date.

3. If LTX fails to pay any amount due under the Westwood Lease, CFRI may withhold from any payment due hereunder an amount equal to the same, and LTX hereby irrevocably directs CFRI to pay such amount to Westwood Landlord.

4. The Rent Contribution shall no longer accrue upon the first to occur (the “Contribution Stop Date”) of (a) the Term Commencement Date of the Norwood Lease and (b) the termination for any reason whatsoever of the Norwood Lease, but the obligation to make any accrued Rent Contribution payments shall survive the occurrence of the Contribution Stop Date.

5. All costs and expenses (including reasonable attorneys’ fees) incurred by one party in successfully enforcing its rights under this Agreement shall be paid by the other party.

6. CFRI and LTX acknowledge and agree that LTX would not be willing to enter into the Norwood Lease in the absence of this Agreement, but this Agreement is independent of the Norwood Lease, and default by any party hereunder shall not excuse performance, or give rise to any set-off or other right, under the Norwood Lease.

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WITNESS the execution hereof under seal as of the date first above written.

LTX:

LTX CORPORATION, a Massachusetts corporation

By:
Name: Title: Hereunto duly authorized

By:
Name: Title: Hereunto duly authorized

CFRI:

CFRI/DOHERTY UNIVERSITY AVENUE, L.L.C., a Delaware limited liability company

By:	CFRI UNIVERSITY AVENUE, L.L.C., a Delaware limited liability company, its managing member

	By:	CRI Property Trust, a Maryland real estate investment trust, its sole member

By:
Name: Its: